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                                                                     Exhibit 5.1

                               [Maples and Calder]
                                   Letterhead

Semiconductor Manufacturing International
Corporation
18 Zhangjiang Road
Pudong New Area
Shanghai 201203
People's Republic of China

11 February 2004

Dear Sirs,

Re: Semiconductor Manufacturing International Corporation (the "Company")
-------------------------------------------------------------------------

We have acted as Cayman Islands legal advisers to the Company in connection with the Company's registration statement on Form F-1, including all amendments or supplements thereto (the "Registration Statement"), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933 relating to the offering by the Company and the sale by the selling shareholders of American Depositary Shares, each of which represents an amount of ordinary shares, par value US$0.0004 per share, of the Company (the "Ordinary Shares").

1    DOCUMENTS REVIEWED

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1 the Certificate of Incorporation dated 3rd April, 2000 and the Ninth Amended and Restated Memorandum and Articles of Association of the Company as adopted on 28 January 2004 (the "Memorandum and Articles of Association");

1.2 the minutes of the meeting of the Board of Directors of the Company held on 28 January 2004;

1.3  the register of directors and officers;

1.4  the Registration Statement; and

1.5 a certificate from a Director of the Company dated today's date, a copy of which is attached hereto (the "Director's Certificate").

2    ASSUMPTIONS

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion. The following opinions are given only, as to and based on, circumstances and matters of fact existing at the date

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hereof and of which we are aware consequent upon the instructions we have received in relation to the matter the subject of this opinion and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Director's Certificate without further verification.

3    OPINION

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1 The issue and allotment of the Ordinary Shares by the Company has been duly authorised by the Company. When allotted, issued and paid for as contemplated in the Registration Statement and registered in the register of members (shareholders), the Ordinary Shares will be legally issued and allotted, fully paid and non-assessable.

3.2 The sections in the Registration Statement under the heading "Cayman Islands Taxation" are correct in all material respects. The statements contained in the Registration Statement with regard to Cayman Islands law and the incorporation and legal status of the Company are true and accurate.

4    QUALIFICATIONS

This opinion is subject to the following qualification and limitation that, under the Companies Law (2003 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2003 Revision) directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the use of this opinion in, and the filing hereof as an Exhibit to, the above-mentioned Registration. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,



MAPLES and CALDER Asia


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             [Semiconductor Manufacturing International Corporation]
                                   Letterhead

                                                                11 February 2004

To:  Maples and Calder Asia
     1504 One International Finance Centre
     1 Harbour View Street
     Central
     Hong Kong

Dear Sirs,

      Semiconductor Manufacturing International Corporation (the "Company")
      ---------------------------------------------------------------------

I, Richard R Chang, being a director of the Company, am aware that you are being asked to provide a legal opinion (the "Opinion") in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1 The Ninth Amended and Restated Memorandum and Articles of Association of the Company were validly adopted on 28 January 2004 and will come into effect on the date of the IPO (as such term is defined below).

2 The minutes of the meeting of the board of directors held on 28 January 2004 at which the issuance, allotment and sale by the Company of Ordinary Shares to the public ("IPO") were approved are a true and correct record of the proceedings of the Meeting, which was duly convened and held, and at which a quorum was present throughout and at which each director disclosed his interest (if any), in the manner prescribed in the Company's Articles of Association.

3 The shareholders of the Company have not restricted or limited the powers of the directors in any way save as set out in the Fifth Amended and Restated Shareholders Agreement dated 5 December 2003 and the Fifth Amended and Restated Registration Rights Agreement dated 5 December 2003. There is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from issuing and allotting the Ordinary Shares save as set out in the Fifth Amended and Restated Shareholders Agreement dated 5 December 2003 and the Fifth Amended and Restated Registration Rights Agreement dated 5 December 2003.

4 The issued share capital of the Company is as set forth in the Register of Members of the Company. The Ordinary Shares to be issued by the Company in connection with the IPO will be entered in the Register of Members of the Company.

5 The minute book and corporate records of the Company are complete and accurate in all material respects and all minutes and resolutions filed therein represent a complete and accurate record of all meetings and written resolutions of the shareholders and directors duly convened and held in accordance with the articles of association.



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This Certificate is given in connection with the formal opinion that Maples and
Calder have been requested to provide to the Company and with the intention that Maples and Calder should reply on the same. I hereby declare that there has been disclosed to Maples and Calder everything that is or might be relevant or material to such opinions or which would or might affect their willingness to issue the same.

                                    Signature:    /s/Richard R Chang
                                               _______________________________
                                                  Richard R Chang